Exhibit 99.1

FINANCIAL STATEMENTS

Crescendo Bioscience, Inc.

Year Ended December 31, 2013

With Report of Independent Auditors

Crescendo Bioscience, Inc.

Financial Statements

Year Ended December 31, 2013

Report of Independent Auditors

To the Board of Directors and Stockholders of

Crescendo Bioscience, Inc.

We have audited the accompanying financial statements of Crescendo Bioscience, Inc. (the Company) which comprise the balance sheet as of December 31, 2013, and the related statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crescendo Bioscience, Inc. at December 31, 2013, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood Shores, California

May 6, 2014

Crescendo Bioscience, Inc.

Balance Sheet

December 31, 2013

(In Thousands)

Assets
Current assets:
Cash and cash equivalents	$3,094
Restricted cash	185
Accounts receivable, net	3,230
Inventories	5,007
Prepaid expenses and other current assets	380
Debt issue costs, net	282

Total current assets	12,178
Property and equipment, net	2,451
Other assets	78

Total assets	$14,707

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$6,813
Accrued expenses and other current liabilities	4,894
Deferred revenue	322
Financing obligations	19,852
Fair value instrument	28,593
Derivative liability associated with convertible stockholder notes	1,379
Convertible shareholder notes	1,805

Total current liabilities	63,658
Convertible preferred stock warrant liability	4,609
Other long-term liabilities	88

Total liabilities	68,355

Commitments and contingencies (Note 8)
Convertible preferred stock, $0.01 par value; 55,019,164 shares authorized as of December 31, 2013; 40,509,036 shares issued and outstanding as of December 31, 2013; aggregate liquidation value of $121,055 as of December 31, 2013	105,108
Stockholders’ deficit:
Common stock, $0.01 par value; 78,300,000 shares authorized as of December 31, 2013; 1,367,917 shares issued and outstanding as of December 31, 2013	19
Additional paid-in capital	4,830
Accumulated deficit	(163,605)

Total stockholders’ deficit	(158,756)

Total liabilities, convertible preferred stock and stockholders’ deficit	$14,707

See accompanying notes.

Crescendo Bioscience, Inc.

Statement of Operations and Comprehensive Loss

Year Ended December 31, 2013

(In Thousands)

Revenue:
Product revenue	$25,407
Collaboration revenue	1,901

Total revenue	27,308

Costs and expenses:
Cost of product revenue	15,934
Cost of collaboration revenue	1,722
Research and development	12,136
Sales and marketing	19,086
General and administrative	7,361

Total costs and expenses	56,239

Loss from operations	(28,931)
Interest expense	(4,675)
Other expense	(7,486)

Net loss and comprehensive loss	$(41,092)

See accompanying notes.

Crescendo Bioscience, Inc.

Statement of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands, Except Share Amounts)

	Convertible Preferred				Additional		Total
	Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of January 1, 2013	40,509,036	$105,108	1,349,051	$19	$3,890	$(122,513)	$(118,604)
Issuance of common stock upon exercise of stock options for cash	—	—	18,866	—	28	—	28
Stock-based compensation expense	—	—	—	—	912	—	912
Net loss	—	—	—	—	—	(41,092)	(41,092)

Balances as of December 31, 2013	40,509,036	$105,108	1,367,917	$19	$4,830	$(163,605)	$(158,756)

See accompanying notes.

Crescendo Bioscience, Inc.

Statement of Cash Flows

Year Ended December 31, 2013

(In Thousands)

Operating activities
Net loss	$(41,092)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,410
Remeasurement of convertible preferred stock warrant liability	3,475
Remeasurement of fair value instrument	3,776
Non-cash expense	1,623
Stock-based compensation	912
Changes in operating assets and liabilities:
Accounts receivable, net	(2,768)
Inventories	(219)
Prepaid expenses	(48)
Accounts payable	3,928
Accrued expenses and other current liabilities	1,213
Deferred revenue	120
Other long-term liabilities	45

Net cash used in operating activities	(27,625)

Investing activity
Purchase of property and equipment	(596)

Net cash used in investing activity	(596)

Financing activities
Proceeds from loan agreements	5,000
Payments on loan agreements	(1,523)
Payments on capital lease	(32)
Payments for debt issuance costs	(380)
Proceeds from the revolving line of credit	9,592
Payments on the revolving line of credit	(6,014)
Proceeds from issuance of convertible shareholder notes	2,500
Proceeds from the exercise of common stock options	28
Change in restricted cash	(185)

Total cash provided by financing activities	8,986

Net decrease in cash and cash equivalents	(19,235)
Cash and cash equivalents at beginning of year	22,329

Cash and cash equivalents at end of year	$3,094

Supplemental disclosure of cash flow information
Cash paid for interest	$3,006
Supplemental disclosures of non-cash investing and financing activities
Accrued interest	$661
Issuance of warrants to purchase convertible preferred stock	$586

See accompanying notes.

Crescendo Bioscience, Inc.

Notes to Financial Statements

December 31, 2013

1. Description of Business

Crescendo Bioscience, Inc. (the Company), previously known as Riley Genomics, Inc., was incorporated in the state of Oklahoma on July 25, 2002 (inception). The Company was re-incorporated in the state of Delaware in 2007. The Company focuses on developing a broad range of quantitative, objective diagnostic tools to provide rheumatologists with unique clinical insights to more effectively manage patients with autoimmune and inflammatory diseases. The Company’s headquarters and operations are located in South San Francisco, California.

In October 2010, the Company announced the commercial launch of its first product, Vectra DA, a multi-biomarker blood test designed to aid physicians in managing patients with Rheumatoid Arthritis (RA). In May 2013, the Company received coverage and related pricing for reimbursement by Medicare for its Vectra DA product and in July 2013, the coverage was determined to be effective for dates of service on or after June 30, 2012.

The Company incurred a net loss of $41.1 million as well as negative cash flows from operations of $27.6 million for the year ended December 31, 2013. The Company had cash and cash equivalents of $3.1 million and negative working capital of $51.5 million as of December 31, 2013. In February 2014, the Company was acquired by Myriad Genetics, Inc. (Myriad). See Note 13 for further discussion.

2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses and income during the reporting period. Actual results could differ from such estimates and any difference could be material to the financial statements and accompanying notes.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company has not experienced any material losses on its deposits of cash and cash equivalents, nor on its accounts receivable.

The Company is subject to credit risk from its accounts receivable related to its sales of Vectra DA test and collaboration agreements. Medicare represented 85% percent of the Company’s gross accounts receivable as of December 31, 2013. There were no biopharmaceutical customers that represented more than 10% of the Company’s gross accounts receivable as of December 31, 2013.

Revenue earned from Medicare represented 63% of total revenue for the year ended December 31, 2013. No other customers individually accounted for 10% or more of total revenue.

The Company relies on one third-party vendor to supply plates and antibodies to be used in the Company’s diagnostic processes. As discussed in Note 8, the Company entered into an unconditional purchase obligation to purchase $66.5 million of goods and services, payable over a five-year period. Should this third-party vendor terminate its relationship with the Company, the consequence could adversely impact the Company’s ability to deliver test results timely to healthcare professionals and possibly result in an unanticipated decline in revenue and impacted customer relationships.

Cash and Cash Equivalents

Cash and cash equivalents are stated at fair value. The Company considers highly liquid investments with original maturities from the date of purchase of three months or less to be cash equivalents. The Company’s cash and cash equivalents are maintained at one financial institution in the United States. Deposits in this financial institution may, from time to time, exceed federally insured limits.

Restricted Cash

Restricted cash represents amounts on deposit with a financial institution that are restricted for payments of principal, accrued interest and fees related to the Company’s secured revolving line of credit (See Note 6).

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions and risk of nonperformance.

Accounts Receivable and Allowances

Accounts receivable are comprised of amounts due from sales of the Company’s molecular diagnostic tests and collaboration agreements and are reported at realizable value. The Company has not recorded any bad debt expense during the period presented. Rather, the Company has recorded reductions in revenue from Medicare to reflect the net realizable value based on the expected payment on such claims. Account balances are charged against the accounts receivable allowance as a result. The Company does not have any off-balance-sheet credit exposure related to its customers and does not require collateral. As of December 31, 2013, the Company’s allowance for balances that may be disputed amounted to $493,000. There was no write-offs of uncollectable accounts in 2013.

Inventories

Inventories are comprised of the cost of kits, which include antibodies, plates, diluents, read buffers and detection antibodies. These kits are stated at the lower of cost or market. Cost is determined using actual costs on a first-in, first-out basis.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Long-lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company has not recorded impairment of any long-lived assets since inception.

Deferred Revenue

Advance payments received in excess of revenues recognized are classified as deferred revenue until such time as the revenue recognition criteria have been met.

Estimated Fair Value of Convertible Preferred Stock Warrant Liability

The Company accounts for its convertible preferred stock warrant liability as freestanding warrants for shares that are contingently redeemable, which may obligate the Company to transfer assets at some point in the future. These warrants are classified as liabilities on the balance sheet at estimated fair value at inception using an option pricing model with appropriate inputs. At the end of each reporting period, changes in estimated fair value of the warrants during the period are recorded as a component of other expense on the statement of operations and comprehensive loss. The Company will continue to adjust the warrant liability for estimated changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of a deemed liquidation event, conversion of convertible preferred stock into common stock, or until the convertible preferred stock can no longer trigger a deemed liquidation event. At that time, the convertible preferred stock warrant liability will be reclassified to convertible preferred stock or additional paid-in capital, as applicable.

Derivative Liability

The Company has a derivative instrument related to redemption features embedded within the outstanding convertible shareholder notes issued in 2013. The derivative is accounted for as a liability which will be remeasured to fair value as of each balance sheet date and the related remeasurement adjustment will be recognized as other expense in the statement of operations and comprehensive loss.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenues are recognized when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable, and (4) collectability is reasonably assured.

Product revenue for molecular diagnostic tests performed are recognized when the revenue recognition criteria are met as follows: Criteria (1) is satisfied when the Company has a written test requisition or a contract with the payor. Criteria (2) is satisfied when the Company performs the test and results have been sent to the ordering physician. Determination of Criteria (3) and (4) is based on management judgment regarding whether the fee charged for services delivered is fixed or determinable, a contract or agreement has been entered into, and the collectability of those fees under any contract or agreement is reasonably assured. When evaluating collectability, the Company considers the reimbursement contract or sufficient payment history to reliably estimate a payor’s individual payment patterns. Based on at least several months of payment history, the Company reviews the number of tests paid against the number of tests billed, and the payor’s outstanding balance for unpaid tests to determine whether payments are being made at a consistently high percentage of tests billed and at appropriate amounts given the payment amount. To the extent all criteria set forth above are not met when the test results are delivered, product revenues are recognized when cash is received from the payor.

Collaboration revenue is generally derived from studies conducted with biopharmaceutical and pharmaceutical companies and often include multiple elements of deliverables. To date, these deliverables have not had a stand-alone value to the customer; accordingly, these deliverables are considered bundled and one unit of accounting is assigned to the entire arrangement. The specific methodology for revenue recognition is determined on a case-by-case basis according to the facts and circumstances applicable to a given contract. The Company typically defaults to a performance-based model, such as revenue recognition following delivery of effort as compared to an estimate of total expected effort.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Cost of Revenue

Cost of product revenue includes the cost of materials, labor, equipment and infrastructure expenses associated processing blood samples, quality control analyses, shipping charges to transport samples and license fees. Infrastructure expenses include allocated facility occupancy and information technology costs. Costs associated with performing the Company’s tests are recorded as tests are processed. Costs recorded for sample processing and shipping charges represent the cost of all the tests processed during the period regardless of whether revenue was recognized with respect to that test. Royalties for licensed technology calculated as a percentage of product revenue and fixed annual payments are recorded as license fees in cost of product revenue at the time product revenue is recognized or in accordance with other contractual obligations.

The Company enters into collaboration agreements and records these costs of collaboration revenue. Costs incurred under collaboration agreements with third parties of $1.7 million were charged to expense as incurred.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consists of salaries and related expenses, reagents and laboratory supplies, other outside costs and infrastructure expenses, including allocated facility costs and information technology costs.

Advertising Expenses

Advertising costs are expensed as incurred. Advertising expenses for the year ended December 31, 2013 was $599,000.

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized in the future.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Company recognizes uncertain income tax positions at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. No such amount was accrued as of December 31, 2013.

Stock-Based Compensation

The Company measures the cost of equity-based service awards based on the grant-date fair value of the award using the Black-Scholes option-pricing model, and recognizes the cost of such awards on a straight-line basis over the period during which the employee is required to provide service in exchange for the award (generally the vesting period).

The Company accounts for stock compensation arrangements with non-employees using a fair value approach. The Company believes that for stock options issued to nonemployees, the fair value of the stock option is more reliably measurable than the fair value of the services rendered. Therefore, the Company estimates the fair value of non-employee stock options using a Black-Scholes option-pricing model with appropriate inputs. The estimated fair value of non-employee stock options is remeasured over the vesting period as earned, and the expense is recognized over the period during which services are rendered.

3. Fair Value of Financial Instruments

The carrying amounts of the Company’s accounts receivable, accounts payable, accrued expenses and other current liabilities approximate fair value due to their short maturities. Financing obligations are stated at the carrying value as the stated interest rates approximate market rates currently available to the Company. The carrying value of the convertible notes payable to shareholders approximates fair value principally because of the short-term nature of this liability. A fair value hierarchy was established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

3. Fair Value of Financial Instruments (continued)

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Level 3 liabilities that are measured at estimated fair value on a recurring basis consist of the convertible preferred stock warrant liability and derivative liability associated with convertible shareholder notes. On the date of the issuance and in subsequent remeasurement prior to December 31, 2013, the Company determined the fair value of the warrants by allocating the Company’s equity value, using the Black-Scholes option-pricing model, at each reporting date. The Company’s equity value was allocated among shares of preferred stock, common stock, warrant and stock options expected to be outstanding at the liquidity events based on the rights and preferences of each class. The Black-Scholes option-pricing model includes assumptions related to the fair value of the shares, the exercise price, expected volatility, expected term, risk-free interest rate, and the expected dividend yield. The estimated expected volatility was based on the volatility of common stock of a group of comparable, publicly-traded companies. The estimated expected term was based on the estimated time to liquidity event. The risk-free interest rate was based on the U.S. Treasury yield for a term consistent with the estimated expected term. As of December 31, 2013, the Company determined the fair value of the warrants by using a hybrid of the option pricing method and the probability-weighted expected return method. The hybrid methodology was applied to reflect two exit scenarios, initial public offering (IPO) and merger using a market approach and the income approach was used in the stay private scenario. The scenarios were weighted based on the Company’s estimate of the probability of each scenario: 10% for IPO; 70% for merger and 20% for stay private. See Note 10 for further information regarding the convertible preferred stock warrants. The Company elected the fair value option for its loan from Myriad. See Note 6 for further information. The fair value of the derivative liability associated with convertible shareholder notes was determined based on the estimated timing and probability of the related liquidation event.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

3. Fair Value of Financial Instruments (continued)

The following table summarizes the fair value and the classification by level of input of the Company’s financial liabilities that were measured at fair value on a recurring basis within the fair value hierarchy as defined (in thousands):

	December 31, 2013
	Basis of Fair Value Measurements
	Total	Level 1	Level 2	Level 3
Derivative liability associated with convertible shareholder notes	$1,379	$—	$—	$1,379
Convertible preferred stock warrant liability	4,609	—	—	4,609

	$5,988	$—	$—	$5,988

The change in the estimated fair value of the convertible preferred stock warrant liability is summarized as follows (in thousands):

December 31, 2013
Balance, beginning of year	$548
Issuance of convertible preferred stock warrants	586
Change in fair value recorded in other expense	3,475

Balance, end of year	$4,609

The change in the estimated fair value of the derivative liability bifurcated from the related party convertible notes (see Note 7 for further information regarding the related party convertible notes) is summarized as follows (in thousands):

December 31, 2013
Balance, beginning of year	$—
Issuance of convertible shareholder notes	1,379
Change in fair value recorded in other expense	—

Balance, end of year	$1,379

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

4. Balance Sheet Details

Property and Equipment, Net

Property and equipment, net, consist of the following (in thousands):

December 31, 2013
Laboratory equipment	$5,806
Computer hardware and software	1,426
Furniture, fixtures, and office equipment	513
Leasehold improvements	30

Total property and equipment	7,775
Less accumulated depreciation and amortization	(5,324)

Total property and equipment, net	$2,451

As discussed in Note 6, the Company entered into loan and security agreements with various lenders, the obligations of which are collateralized by all of the Company’s assets, excluding intellectual property and equipment under a capital lease.

Depreciation and amortization expense on property and equipment was $1.4 million for the year ended December 31, 2013. Amortization of laboratory equipment under a capital lease is included in depreciation expense. As of December 31, 2013, the Company’s equipment under capital lease, included in laboratory equipment above, amounted to $178,000 with accumulated depreciation of $153,000.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

December 31, 2013
Accrued wages and other benefits	$2,985
Deferred rent	42
Accrued registry collaboration	143
Accrued interest expense	661
Other accrued liabilities	1,063

Accrued expenses and other current liabilities	$4,894

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

4. Balance Sheet Details (continued)

Accrued registry collaboration liability is related to the registry collaboration agreement between the Company, the Brigham and Women’s Hospital (BWH), MedImmune LLC, and Biogen Idec MA, Inc. (Biogen). The intent of this agreement is to create and maintain a patient data registry and to conduct various research projects focused on identifying and characterizing molecular markers in RA based on patient registry contents, expression data and/or gene information. As consideration for participation in the registry collaboration and receiving access to the patient registry contents and data, the Company agreed to provide BWH, MedImmune LLC and Biogen certain funding for the period from June 2008 through January 2014. The Company recorded $293,000 during the year ended December 31, 2013 as research and development expense related to this agreement.

5. Oklahoma Medical Research Foundation

License Agreements

In 2005, the Company entered into a license agreement with the Oklahoma Medical Research Foundation (OMRF) to license technology relating to cytokine expression associated with inflammatory and autoimmune diseases. In exchange for this license, the Company issued 268,546 shares of common stock and warrants to purchase 70,588 shares of common stock. Under this agreement, the Company agreed to pay royalties on future product revenue and to pay annual maintenance fees. In addition, the Company agreed to spend $1.3 million on research and development projects at certain OMRF facilities over a five-year period. The Company met the spending requirement for research and development in 2010.

In October 2010, the Company entered into an additional license agreement with OMRF to license technology relating to disease activity indicators in autoimmune and inflammatory diseases. In exchange for this license, the Company agreed to pay OMRF an annual license maintenance fee, royalties based on revenue of the licensed products, and additional payments based upon the achievement of certain revenue milestones. During the year ended December 31, 2013, the Company recorded total royalties and milestones of $998,000 as cost of product revenue in the statement of operations and comprehensive loss.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

5. Oklahoma Medical Research Foundation (continued)

Research Agreement

In September 2010, the Company entered into an agreement with OMRF to conduct research and development in the field of proteomic and genomic assessment of autoimmune disorders. Under this research agreement, the Company is required to make payments to OMRF to conduct research and, upon completion, the Company would obtain an exclusive license from OMRF to practice and commercialize OMRF’s right in the optioned technology. In exchange for this license, the Company agreed to pay OMRF annual maintenance fees, royalties for future sales, and milestone payments. During the year ended December 31, 2013, the Company did not incur any expense under this agreement.

6. Financing Obligations

Silicon Valley Bank

In December 2008, the Company entered into a $5.0 million loan and security agreement with Silicon Valley Bank under which it could borrow up to $2.5 million (SVB Term Loan) and $2.5 million (SVB Equipment Line) during the period from December 19, 2008 through September 30, 2009.

In July 2009, the Company drew $2.5 million against the SVB Term Loan. These borrowings were subject to six monthly interest-only payments, followed by 30 monthly payments of principal and interest. The interest rate was fixed at 8.25% per annum. In July 2012, the Company paid off all amounts outstanding on the SVB Term Loan including a contractual payment equal to 3% of the amount borrowed.

In 2009 and 2008, the Company purchased $2.5 million of equipment under the SVB Equipment Line. These borrowings were subject to six monthly interest-only payments, followed by 36 monthly payments of principal. The interest rate was fixed at 5.25% per annum. All equipment purchased under the agreement was pledged as collateral. In March 2013, the Company paid off all amounts outstanding on the SVB Equipment Line including a contractual payment equal to 5% of the amount borrowed.

In conjunction with the loan and security agreement, the Company issued warrants to purchase 31,521 shares of Series B convertible preferred stock with an exercise price of $5.552 per share.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

6. Financing Obligations (continued)

The estimated fair value of the warrants on the date of issuance was $43,000 and was recorded as debt discount and convertible preferred stock warrant liability. The debt discount was fully amortized as of December 31, 2013.

TriplePoint Capital LLC

In November 2010, the Company entered into an Equipment Loan and Security Agreement (TPC Equipment Line) and a Growth Capital Loan and Security Agreement (TPC Term Loan) with TriplePoint Capital LLC. The TPC Equipment Line provides a commitment of $2.0 million of borrowing capacity and an additional $4.0 million of availability subject to the completion of a milestone and receipt of a facility fee. In 2011, the Company completed the milestone to increase the total capacity to $6.0 million. The TPC Term Loan provides a commitment of $1.0 million of borrowing capacity upon the completion of a milestone and receipt of facility fee, and an additional $1.0 million of capacity upon request, subject to approval and issuance of additional warrants. Amounts borrowed under both of these agreements are subject to six month interest-only payments from the date drawn followed by 36 monthly payments of principal and interest.

In 2012 and 2011, the Company borrowed $905,000 and $1.9 million, respectively, for equipment purchases under the TPC Equipment Line resulting in a total of $4.1 million borrowed since 2010. In conjunction with the MidCap Term Loan (as defined below) entered in July 2012, the remaining unused borrowing capacity under the TPC Equipment Line was no longer available. These loans bear interest rates ranging from 7.50% to 7.75% per annum and mature in December 2015. All equipment purchased under the agreement is pledged as collateral. Upon payoff, the Company is required to make an additional payment equal to 10% of the amount borrowed.

In 2011, the Company borrowed $1.0 million under the TPC Term Loan with a fixed interest rate of 9.35% per annum. In July 2012, the Company paid off all amounts outstanding on the TPC Term Loan including a contractual payment equal to 6.5% of the amount borrowed.

In conjunction with the terms of the agreements, during 2010 and 2011, the Company issued warrants to TPC to purchase 174,056 shares of Series C convertible preferred stock with an exercise price of $2.787 per share and an expiration date of November 2017. The aggregate estimated fair value of the warrants on the dates of issuance was $185,000 and was recorded as debt discount and convertible preferred stock warrant liability. The debt discount is being amortized over the term of the debt.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

6. Financing Obligations (continued)

MidCap Term Loan

In July 2012, the Company entered into a Loan and Security Agreement with MidCap Funding III, LLC and SVB (MidCap Term Loan) for $10.0 million in borrowing capacity, and borrowed $7.0 million and $3.0 million in July 2012 and December 2012. The loan bears interest at a rate of the greater of the LIBOR rate or 9% per annum and requires monthly interest-only payments through August 2013, followed by 30 monthly payments of principal and interest until it matures in January 2016. Under this agreement, the term loan is collateralized by all of the Company’s assets, excluding intellectual property, equipment purchased under the TPC Equipment Line, and the asset under capital lease. The loan contains provisions for fees in the event of prepayment prior to the maturity date. Upon payoff, the Company is required to make an additional payment equal to 5% of the amount borrowed. In connection with this loan agreement, the Company paid off all amounts outstanding under the existing TPC Term Loan.

In conjunction with this agreement, the Company issued warrants to purchase 179,438 shares of Series C convertible preferred stock with an exercise price of $2.787 per share. The estimated fair value of the warrants on the date of issuance was $234,000 which was recorded as debt discount and convertible preferred stock warrant liability. The debt discount related to the warrants is being amortized over the term of the debt.

In July 2013, the Company entered into an Amendment to the Loan and Security Agreement (MidCap Term Loan Amendment) to increase the credit facility to $15.0 million and borrowed the additional $5.0 million available according to the agreement. The MidCap Term Loan Amendment also extended the date of when principal payments begin for all amounts borrowed under the agreement to April 1, 2014. All other terms under the amendment were substantially equivalent with the terms of the original MidCap Term loan, including the maturity date of January 2016. The Company accounted for the amendment of the MidCap Term Loan as a debt modification as the change in cash flows did not meet the “substantially different terms” criteria under the related guidance. The Company accounted for this modification by adjusting the monthly accretion of the final payment and amortization of original debt discount and debt issuance costs prospectively based on the new effective interest rate.

In conjunction with this agreement, the Company issued warrants to purchase 172,355 shares of Series D convertible preferred stock with an exercise price of $1.451 per share. The estimated fair value of the warrants on the date of issuance was $293,000 which was recorded as debt discount and convertible preferred stock warrant liability. The debt discount is being amortized over the term of the debt.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

6. Financing Obligations (continued)

Secured Revolving Line of Credit

In November 2013, the Company entered into a credit and security agreement with MidCap Financial, LLC. The credit and security agreement provides for a secured asset based line of credit (Secured Revolving Line of Credit), for a revolving loan commitment of $5.0 million. Borrowings under the Secured Revolving Line of Credit are limited to up to 80% of eligible accounts receivable, less certain reserves, bear an interest rate of 4.25% plus the greater of (i) 2.0% and (ii) the rate determined by the lender based on the monthly LIBOR rate as defined under the credit and security agreement, and monthly fees. Borrowings under the Secured Revolving Line of Credit are collateralized by all of the Company’s cash, accounts receivable and inventories. Borrowings including any outstanding principal, interest and fees are paid with restricted cash from the receipt of customer payments. The Company also paid certain customary fees amounting to $184,000 in connection with obtaining the revolving line of credit. As of December 31, 2013, the Company had $3.6 million in aggregate principal outstanding under the Secured Revolving Line of Credit, and $607,000 available for future borrowings based on the borrowing base in effect at that time. The commitment under the Secured Revolving Line of Credit expires on November 8, 2016, at which time all outstanding obligations under the arrangement become due.

In conjunction with this agreement, the Company paid issuance costs of $258,000. Of this amount, $184,000 was paid to the lenders and was accounted as debt discount. The remaining $74,000 pertain to external legal fees and was accounted as debt issue cost. The debt discount and debt issue cost are being amortized over the term of the Secured Revolving Line of Credit.

Financing obligations consisted of the following (in thousands):

2013
MidCap/SVB term loan	$15,307
Revolving line of credit	3,578
TPC equipment line	1,587
Capital lease obligations	23

20,495
Less debt discount	(643)
Less current portion	(19,852)

Financing obligations, net of current portion	$—

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

6. Financing Obligations (continued)

During the year ended December 31, 2013, the Company recognized interest expense of $187,000 related to the warrants and issuance costs discussed above.

Myriad Genetics, Inc.

In September 2011, the Company entered into a $25.0 million Loan and Security Agreement with Myriad (Myriad Loan). The loan bore interest rate of 6% per annum, which was amended to a 7% interest rate in July 2012, payable annually on the anniversary of the loan funding date. The Company also concurrently entered into an Agreement and Plan of Merger with Myriad (the Merger Agreement).

The maturity date for the Myriad Loan is the earlier of September 8, 2017 or the third anniversary following the date that the Purchase Option (as defined below) expires or otherwise terminates, pursuant to conditions of the Merger Agreement, as a result of the Company’s delivery of either an Early Termination Notice (as defined in the Merger Agreement), or an IPO Notice (as defined in the Merger Agreement). Upon the closing of an IPO, Myriad has the right, but not the obligation, to convert the Myriad Loan and related accrued interest into the Company’s common stock based on the initial public offering price upon completion of the offering.

Under the Merger Agreement, Myriad has an exclusive three-year option (Purchase Option), exercisable at Myriad’s sole discretion, to cause the closing of the merger if the Company attains a minimum revenue milestone during the three-year option term. If the Company attains the minimum revenue milestone, the purchase price to acquire the Company will be based on a predetermined multiple of revenue based on the Company’s growth rate at the time the option is exercised. If the Company does not attain the minimum revenue milestone during the three-year option term, Myriad will have a one-time right to exercise the option at the end of the option term and acquire the Company at a fixed purchase price. In either case, the purchase price would be all cash and would be subject to adjustment for the Company’s cash, debt and other items at closing. If Myriad exercises its option to purchase the Company, all amounts due under the Myriad Loan will be offset against the purchase price paid in the acquisition. The Merger Agreement has received the requisite corporate approvals of both parties.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

6. Financing Obligations (continued)

The Company has elected the fair value option to account for the Myriad Loan and Purchase Option in its entirety, initially and subsequently. The Company elected the fair value option as it was expected to most closely represent the economics of the arrangement. At its inception, the estimated fair value of the Myriad Loan and Purchase Option of $25.0 million was determined utilizing valuation models, including Monte Carlo simulation, probabilistic and income based approaches, which utilized various inputs including, but not limited to, projected revenues, volatility, risk free rates and projected terms. As of December 31, 2013, the Company had recorded the Myriad Loan and Purchase Option fair value instrument on the balance sheet at its estimated fair value of $28.6 million. During the year ended December 31, 2013, the Company recorded other expense of $3.8 million for the change in the aggregate estimated fair value of the Myriad Loan and Purchase Option in the statement of operations and comprehensive loss.

Other Matters

In February 2014, Myriad exercised its option to purchase the Company and has entered into an Amended and Restated Agreement and Plan of Merger (Amended Merger Agreement) with the Company. The proceeds received by the Company from the merger were used to repay its outstanding financing obligations. Therefore, the Company classified all of its outstanding financing obligations as current liabilities on the balance sheet as of December 31, 2013. See Note 13 for further information.

7. Related Party Convertible Notes

In July and August 2013, the Company entered into convertible bridge loan agreements (Bridge Loans) with three of the Company’s investors, and received $2.5 million in proceeds. The Bridge Loans bear an interest rate of 8.0% compounded annually and mature on June 30, 2014. The Bridge Loans are also convertible on or before the maturity date or IPO, at the option of the holder, into preferred stock sold in the next qualified equity financing or Series D convertible preferred stock. Upon occurrence of a liquidation event, unless otherwise converted into preferred stock or paid in full, the Company will pay the holders 150% of the outstanding principal and accrued interest. The Bridge Loans also contain provisions for fees in the event of prepayment prior to the maturity date.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

7. Related Party Convertible Notes (continued)

In conjunction with the Bridge Loans, the Company issued warrants that are currently exercisable and allow the holder to purchase 172,352 shares of Series D convertible preferred stock with an exercise price of $1.451 per share. In the event preferred stock is sold in the next qualified equity financing, at the option of the holder, the warrants are exercisable into that class of preferred stock at the lowest price per share. The estimated fair value of the warrants on the date of issuance was $293,000 which was recorded as debt discount and convertible preferred stock warrant liability. The debt discount related to the warrants is being amortized over the term of the debt as interest expense.

The Bridge Loans have redemption features which were determined to be embedded derivatives requiring bifurcation and separate accounting. The estimated fair value of the derivative liability is calculated based on the maximum payout to the note holders under each of the liquidation scenarios, including qualified equity financing, maturity, IPO or company sale. Accordingly, the Company recorded an embedded derivative liability of $1.4 million on the date of issuance. The estimated fair value of the derivative instrument was recognized as an additional debt discount and as a derivative liability on the balance sheet upon issuance of the Bridge Loans.

During the year ended December 31, 2013, the Company recognized interest expense of $977,000 related to the warrants and embedded derivative discussed above.

8. Commitments and Contingencies

Operating Lease

The Company entered into a lease agreement for research and development laboratory space and office facilities in South San Francisco, California. The Company’s lease term commenced on February 9, 2010 and was to expire on January 31, 2014. This lease agreement included a rent escalation clause, free rent period through December 31, 2010 and a lease incentive payment of $400,000 from the landlord. In addition, under the lease agreement, the Company had an option to extend the lease for an additional five years and a right to expand its leased space. The Company has amended the lease agreement at various points in time, including June 2012 and October 2012, primarily to extend the period during which the Company has the right to expand the leased space. In October 2013, the Company amended its lease agreement to expand its leased space, to extend the lease term from January 2014 to January 2017 and to adjust the extension options to either one-year or three-year terms. This amendment also included a rent escalation clause.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

8. Commitments and Contingencies (continued)

Future minimum cash payments under this lease as of December 31, 2013, are as follows (in thousands):

Amount
Year ending December 31:
2014	$1,309
2015	1,615
2016	1,828
2017	154

Total minimum lease payments	$4,906

The Company recognizes rent expense on a straight-line basis over lease term, including any free rent periods and lease incentive obligations. Rent expense was $723,000 for the year ended December 31, 2013.

Unconditional Purchase Obligation

In April 2012, in the ordinary course of business, the Company entered into an unconditional purchase obligation with a vendor to purchase $66.5 million of goods and services used in the Company’s diagnostic processes. The purchases are payable over a five-year period. The agreement specifies certain minimum quantities and pricing terms.

In addition to the minimum quantities and pricing terms, the Company may also make additional purchase commitments of anticipated purchases based upon forecasted needs which are not included in the unconditional purchase obligation amounts below.

As of December 31, 2013, the remaining obligations under this agreement were as follows (in thousands):

Amount
Year ending December 31:
2014	$12,142
2015	18,240
2016	24,284

Total unconditional purchase obligation	$54,666

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

8. Commitments and Contingencies (continued)

During the year ended December 31, 2013, the Company purchased $6.7 million in goods and services under the agreement.

Other Commitments

In December 2011, the Company entered into a Second Amendment of Evaluation Technology agreement with Entelos, Inc. to license technology related to RA. In exchange for this license, the Company agreed to pay Entelos quarterly payments in total $160,000 in 2011, $240,000 in 2012 and $460,000 in 2013. During the year ended December 31, 2013, the Company recognized license fees of $460,000 related to this agreement within research and development expense.

In November 2010, the Company entered into a License Option Agreement with Biogen, Bristol-Myers Squibb Company and Genentech Inc., to conduct a pilot study in collaboration with The Feinstein Institute for Medical Research to identify certain biomarkers of Anti-TNF treatment effectiveness in RA. The Company agreed to pay Biogen eight quarterly non-refundable payments of $133,000 to support this project. The first payment was due on January 1, 2011. During the year ended December 31, 2013, the Company did not incur any expense under this agreement.

9. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

Series A, B, C and D convertible preferred stock, collectively referred to as Convertible Preferred Stock, and individually referred to separately as Series A, Series B, Series C and Series D, consist of the following (in thousands, except for share and per share amounts):

	December 31, 2013
	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Aggregate Liquidation Amount	Proceeds, Net of Issuance Costs
Series A	1,954,655	$3.683	1,379,756	$5,082	$4,947
Series B	9,683,593	5.552	6,772,436	37,600	37,364
Series C	21,478,906	2.787	13,053,156	36,372	36,160
Series D	21,902,010	1.451	19,303,688	42,001	26,637

Total	55,019,164		40,509,036	$121,055	$105,108

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Stockholders’ Deficit (continued)

In December 2012, the Company issued 19,303,688 shares of Series D for cash proceeds of $23.7 million and for the conversion of $4.3 million of convertible bridge loans and related accrued interest. The Company paid $1.4 million in issuance costs related to this offering. In conjunction with this issuance, the Company issued warrants to purchase 150,000 shares of Series D with an exercise price of $1.596 per share. The estimated fair value of the warrants on the date of issuance was $72,000 which was recorded as issuance costs and convertible preferred stock warrant liability.

In connection with the issuance of Series D, the Company amended its Voting Right Agreement to include certain milestones, including a revenue milestone and limitations on certain debt and equity financing arrangements, all of which were to expire on December 31, 2013. In the event that the conditions were not met, in accordance with the Voting Right Agreement, the Company will adjust (1) the preferences on the Series A, Series B, Series C to effect an adjustment and/or (2) will adjust the shares of the Series A, Series B, Series C, common stock, warrants (excluding any Series D warrants) and options, for the current unmet terms. In conjunction with the issuance of the Series D, the Company’s remaining classes of convertible preferred stock modified certain preferred rights; the Company concluded that no incremental charge should be recognized in 2012.

In November 2013, the board of directors resolved that the revenue milestone was not achieved. In December 2013, the board of directors approved, subject to approval by the common shareholders, the amendment of a 2-for-3 reverse stock split as set forth in the Voting Right Agreement to a 12-for-17 reverse stock split. In January 2014, the common shareholders voted separately as a class to approve the amendment of the Company’s articles of incorporation to reflect a 12-for-17 reverse stock split of the outstanding common stock and outstanding convertible preferred stock (excluding Series D preferred stock) which became effective on January 13, 2014. See Note 13.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Stockholders’ Deficit (continued)

Significant terms of Series A, B, C and D are as follows:

Conversion Rights

Each share of the Series A, Series B, Series C, and Series D is convertible, at the option of the holder, according to the conversion ratio. As of December 31, 2013, the conversion price per share is $3.2507 for shares of Series A, $4.2178 for shares of Series B, $2.7864 for shares of Series C and $1.4505 for shares of Series D. At such conversion prices, the Series A, Series B, Series C, and Series D are convertible into 1,563,399, 8,914,556, 13,053,156, and 19,303,688 shares of common stock. The conversion prices per share for Convertible Preferred Stock shall be adjusted for certain recapitalizations, splits, combinations, and common stock dividends. The convertible preferred stock automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, covering the offer and sale of common stock at a public offering price of not less than $6.25 per share (adjusted for stock dividends, stock splits, or recapitalizations), with gross cash proceeds to the Company of not less than $40.0 million, or (ii) the date specified by written consent or agreement of the holders of at least majority of the then-outstanding shares of Series A, Series B and Series C, voting together as a single class on an as-converted to common stock basis, and at least a majority of the then-outstanding shares of Series D, voting together as a separate class.

Voting Rights

The holders of the Convertible Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

For the election of members of the board of directors, the holders of the Convertible Preferred Stock, voting as a separate class, elect five members; the holders of the common stock, voting as a separate class, elect one member; and the holders of the common stock and preferred stock, voting as a single class on an as-converted common stock basis, elect the remaining members.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Stockholders’ Deficit (continued)

The vote or written consent of the holders of at least 77% of the outstanding Convertible Preferred Stock shall be necessary for effecting or validating certain actions as outlined in the Amended and Restated Certificate of Incorporation such as amending the certificate of incorporation or bylaws, changing the rights, preferences or privileges of any series of the Convertible Preferred Stock, creating any other equity security senior or on par with the Convertible Preferred Stock, declaring or paying any dividends, effecting a liquidation, dissolution or winding up, other than the merger contemplated with Myriad Genetics, Inc., or changing the authorized number of the Company’s directors.

Dividends and Distributions

The holders of the Series A, Series B, Series C, and Series D are entitled to receive, if and when as declared by the Board of Directors out of funds legally available, noncumulative dividends, at a rate equal to 8% of the original issuance price per share, per annum, as adjusted for stock splits, stock dividends, reclassifications and the like. The dividends on the Series D are payable in preference and priority to all other stockholders; thereafter, the dividends on the Series A, Series B and Series C are payable in preference and priority to any payment of any dividend on the common stock. No dividends have been declared through December 31, 2013. In addition, the terms of the Company’s MidCap Term Loan and Secured Revolving Line of Credit restrict its ability to pay dividends.

Liquidation Rights

In the event of any voluntary or involuntary liquidation of the Company, the holders of the Series A, Series B, Series C and Series D are entitled to liquidation preferences of $3.683 per share, $5.552 per share, $2.786 per share and $2.1758 per share, plus any declared and unpaid dividends. The liquidation rights of the holders of the Series D are in preference and priority over all other stockholders. After the Series D liquidation preference is paid, the Series A, Series B and Series C shall be paid in equal preference. Upon the completion of the distribution of the Series A, Series B, Series C, and Series D liquidation preferences, any remaining assets will be distributed to the holders of the Series D and the common stock on an as converted pro-rata basis. The liquidation preferences per share for convertible preferred stock shall be adjusted for certain recapitalizations, splits, combinations, and common stock dividends.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Stockholders’ Deficit (continued)

Redemption

The convertible preferred stock is not redeemable. Upon certain change-in-control events that are outside of the control of the Company, including liquidation, sale, or transfer of control of the Company, holders of the Convertible Preferred Stock can cause redemption for cash. Accordingly, these shares are considered contingently redeemable, and the Company classified the Convertible Preferred Stock outside of stockholders’ equity. During the year ended December 31, 2013, the Company did not adjust the carrying values of the Convertible Preferred Stock to their redemption values, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values to the redemption values would be made if it becomes probable that such redemption will occur.

Common Stock

The Company had reserved shares of common stock, on an as-if-converted basis, for future issuance as follows:

December 31, 2013
Conversion of Series A	1,563,399
Conversion of Series B	8,914,556
Conversion of Series C	13,053,156
Conversion of Series D	19,303,688
Options outstanding under the 2005 stock option plan	38,823
Options outstanding under the 2007 stock option plan	8,492,558
Options available for grant under the 2007 stock option plan	1,597,424
Warrants to purchase common stock	88,234
Warrants to purchase Series B	82,979
Warrants to purchase Series C	2,108,415
Warrants to purchase Series D	642,929

Total	55,886,161

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

10. Warrants

Common Stock Warrants

Since inception, the Company has issued various common stock warrants to investors. These warrants were recorded at an estimated fair value on the date of grant. The warrants were issued as follows:

Issue Date	Expiration Date	Exercise Price Per Share	Number of Shares Underlying the Warrant as of December 31, 2013
April 2005	April 15, 2015	$0.01	70,588
December 2006	December 6, 2016	$1.42	8,823
December 2006	December 6, 2016	$1.42	8,823

			88,234

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

10. Warrants (continued)

Convertible Preferred Stock Warrants

The following table sets forth a summary of the convertible preferred stock warrants and the estimated fair values as of December 31, 2013 (in thousands, except share and per share amounts):

Convertible Preferred Stock	Expiration Date(1)	Reason for Grant	Exercise Price Per Shares	Number of Shares Underlying the Warrant	Estimated Fair Value
Series B	December 2018	December 2008 SVB equipment line	$5.552	31,521	$10
Series B	May 2015	May 2010 shareholder notes	$5.552	31,519	10
Series C	October 2015	October 2010 shareholder notes	$2.787	538,319	571
Series C	November 2017	TPC Term Loan and TPC Equipment Line	$2.787	174,056	184
Series C	December 2015	December 2010 shareholder notes	$2.787	322,991	342
Series C	April 2018	April 2011 shareholder notes	$2.787	893,611	947
Series C	July 2022	July 2012 MidCap Term Loan	$2.787	179,438	190
Series D	October 2019	October 2012 shareholder notes	$1.451	37,916	140
Series D	November 2019	November 2012 shareholder notes	$1.451	110,306	407
Series D	December 2019	December 2012 Series D issuance	$1.596	150,000	536
Series D	July 2023	July 2013 MidCap Term Loan Amendment	$1.451	172,355	636
Series D(2)	July 2020	July 2013 shareholder notes	$1.451	137,882	509
Series D(2)	August 2020	August 2013 shareholder notes	$1.451	34,470	127

				2,814,384	$4,609

(1)	or earlier upon a qualifying closing of an IPO of the Company’s common stock for warrants to purchase an aggregate of 431,435 shares of Series C and D convertible preferred stock.
(2)	or preferred stock issued in the Company’s next qualified equity financing.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

10. Warrants (continued)

As of December 31, 2013, all of the convertible preferred stock warrants were exercisable and outstanding. At the end of each reporting period, the change in the estimated fair value of each convertible preferred stock warrant from the prior reporting period (or the issuance date if not outstanding as of the prior reporting period) is recorded within other expense. The Company recorded other expense of $3.5 million for the change in the convertible preferred stock warrant liability for the year ended December 31, 2013.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

11. Stock Plan

Stock Option Plans

In April 2005 and February 2007, the Company established the 2005 Stock Option Plan and the 2007 Stock Option Plan (collectively, the Plans), in which shares of common stock are reserved for the issuance of Incentive Stock Options (ISOs) and Nonstatutory Stock Options (NSOs) to employees, directors, or consultants. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants. Pursuant to the Plans, the exercise price of ISOs and NSOs granted to a stockholder who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company shall be no less than 110% of the fair market value per share of common stock on the date of grant.

No additional stock option grants were made pursuant to the 2005 Stock Option Plan after February 16, 2007. The remaining unissued shares under the 2005 Stock Option Plan are excluded from the Company’s fully diluted capitalization.

Options granted under the 2005 Stock Option Plan were generally either fully vested at the time of grant or vest 100% upon completion of five years of service. Options granted under the 2007 Stock Option Plan generally vest 25% upon completion of one year of service, and 1/48th per month thereafter. Options generally expire 10 years from the date of grant. However, in the case of an ISO issued to an optionee who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company, the term of the option will be no more than five years. Stock bonus awards and rights to immediately purchase stock may also be granted under the Plans, with terms, conditions, and restrictions determined by the Board of Directors.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

11. Stock Plan (continued)

As of December 31, 2013, 10,658,894 shares of common stock were reserved under the Plans for the issuance of options. The following table summarizes the option activities under the Plans and related information:

	Shares Available for Grant	Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Balance – January 1, 2013	2,175,753	4,610,154	$1.62
Additional options authorized	3,529,411	—	—
Granted	(4,123,796)	4,123,796	1.16
Exercised	—	(18,866)	1.46
Forfeited/Cancelled	163,987	(163,987)	1.35
Expired	19,716	(19,716)	1.60

Balance – December 31, 2013	1,765,071	8,531,381	1.40	8.40

Options exercisable – December 31, 2013		3,142,579	$1.61	7.01

Options vested and expected to vest – December 31, 2013		7,466,093	$1.41	8.31

Stock-Based Compensation

The fair value of each stock option grant to employees was estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

Year Ended December 31, 2013
Expected term (in years)	5.0 – 6.1
Expected volatility	40.1% – 44.2%
Risk-free interest rate	1.1% – 1.9%
Dividend rate	—

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

11. Stock Plan (continued)

The expected term represents the period that the stock options are expected to be outstanding. The expected term is determined using the simplified method (based on the midpoint between the vesting date and the end of the contractual term). Volatility is based on the average historical volatility of a peer group over the expected term, which was selected on the basis of operational and economic similarity with the principal business operations of the Company. The risk-free rate for periods within the contractual term of the options is based on the U.S. Treasury yield curve with a maturity equal to the expected term of the option in effect at the time of grant. The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate option forfeitures prior to vesting and records stock-based compensation expense only for those awards that are expected to vest.

The weighted-average fair value of stock options granted during the year ended December 31, 2013 was $0.51 per share. The total intrinsic value of options exercised for the year ended December 31, 2013 was zero. The total grant-date fair value of options vested during the year ended December 31, 2013 was $902,000. As of December 31, 2013, there was $2.3 million of unrecognized compensation expense related to unvested employee stock options, which is expected to be recognized over a weighted-average period of 3.1 years.

The Company recorded compensation expense for stock-based awards for employees as follows (in thousands):

Year Ended December 31, 2013
Cost of product revenue	$25
Research and development	232
Selling and marketing	179
General and administrative	415

Total stock-based compensation expense	$851

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

11. Stock Plan (continued)

The estimated fair values of the nonemployees stock options were calculated as the options vested using the Black-Scholes option-pricing model with following assumptions:

Year Ended December 31, 2013
Contractual term (in years)	9.1 – 10.0
Expected volatility	42.5% – 43.3%
Risk-free interest rate	2.5% – 2.9%
Dividend rate	—

In the year ended December 31, 2013, 35,294 options were granted to nonemployees. The Company recorded compensation expense for stock-based awards to nonemployees as follows (in thousands):

Year Ended December 31, 2013
Research and development	$22
Selling and marketing	26
General and administrative	13

Total stock-based compensation expense	$61

12. Income Taxes

There is no provision for income taxes for the year ended December 31, 2013, because the Company has incurred operating losses since inception. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred income tax benefits relate primary to net operating loss and tax credit carryforwards.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

12. Income Taxes (continued)

December 31 2013
(In Thousands)
Deferred tax assets:
Net operating loss carryforwards	$60,903
Tax credits	4,721
Stock-based compensation	631

66,255
Less: valuation allowance	(65,829)

426
Deferred tax liabilities:
Property and equipment	(426)

Net deferred tax asset	$—

The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, the Company recorded a valuation allowance against all of its net deferred tax assets for the year ended December 31, 2013. The Company intends to continue maintaining a full valuation allowance on its deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. The net valuation allowance increased by $15.4 million in 2013.

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

12. Income Taxes (continued)

As of December 31, 2013, the Company had federal net operating loss carryforwards of $150.6 million; California net operating loss carryforwards of $131.0 million; and Oklahoma net operating loss carryforwards of $14.7 million. The Company also had federal research and development credit carryforwards as of December 31, 2013 of $3.2 million; and California research and development credit carryforwards as of December 31, 2013 of approximately $2.3 million. The federal net operating loss expires in the years 2024 through 2033 and the credit carryforwards expire in the years 2026 through 2033, if not utilized; the California net operating loss carryforwards expire in the years 2017 through 2033 if not utilized, and there is no expiration date for the California credit carryforwards; the Oklahoma net operating loss carryforwards expire in the years 2024 through 2033 if not utilized.

Utilization of the net operating loss and tax credit carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitations may result in the expiration of the net operating losses and credits before the utilization.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2009.

13. Subsequent Events

In January 2014, the Company and Myriad amended the Myriad Loan for an additional borrowing of $6.0 million. There were no other changes in the terms of the original Myriad Loan.

As discussed in Note 9, in January 2014, the common shareholders voted separately as a class to approve the amendment of the Company’s articles of incorporation. The amendment provided for a 12-for-17 reverse stock split of the outstanding common stock and outstanding convertible preferred stock (excluding Series D preferred stock) (collectively, “Capital Stock”), which became effective on January 13, 2014. Accordingly, (i) every 17 shares of Capital Stock have been combined into 12 shares of Capital Stock, (ii) the number of shares of Capital Stock into which each outstanding option or warrant to purchase Capital Stock is exercisable, as the case

Crescendo Bioscience, Inc.

Notes to Financial Statements (continued)

13. Subsequent Events (continued)

may be, have been proportionately decreased on a 12-for-17 basis, and (iii) the exercise price for each such outstanding option or warrant to purchase Capital Stock has been proportionately increased on a 12-for-17 basis. All of the share numbers, share prices, and exercise prices have been adjusted within these financial statements, on a retroactive basis, to reflect this 12-for-17 reverse stock split.

In February 2014, the Company was acquired by Myriad pursuant to the Amended Merger Agreement dated February 2, 2014. Myriad acquired the Company by means of a reverse triangular merger in which the Company remains the surviving corporation and a wholly-owned subsidiary of Myriad. Myriad paid $244.2 million ($270.0 million less $25.8 million of principal and accrued interest for the repayment of the Myriad Loan) which was subject to further adjustment for the Company’s cash, other indebtedness, working capital, and other specified amounts.

Upon consummation of the acquisition, the Company used the proceeds received from Myriad to repay all of its outstanding financing obligations (see Note 6), which consisted of principal and final payments, in February 2014.

Management has reviewed and evaluated material subsequent events from the balance sheet date of December 2013, through the financial statements’ issuance date of May 6, 2014. No subsequent events have been identified for disclosure, other than as noted above.